Exhibit 99.5

The Board of Directors

The Williams Companies, Inc.

One Williams Center

Tulsa, Oklahoma 74172-0172

November 21, 2015

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated September 28, 2015, to the Board of Directors of The Williams Companies, Inc. (the “Company”) as Annex G to, and reference thereto under the headings “SUMMARY—Opinions of the Financial Advisors to the WMB Board—Opinion of Lazard Frères & Co.” and “THE MERGER—Opinions of the Financial Advisors to the Company—Opinion of Lazard” in, the proxy statement/prospectus relating to the proposed merger involving the Company and Energy Transfer Corp LP, which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Energy Transfer Corp LP (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

LAZARD FRÈRES & CO. LLC

BY:	/s/ Douglas A. Fordyce
Douglas A. Fordyce Managing Director